INVESTMENT SUB-ADVISORY AGREEMENT

INVESTMENT SUB-ADVISORY AGREEMENT (the “Agreement”) made as of the 10th day of March, 2021, by and among PACER FUNDS TRUST (the “Trust”), PACER ADVISORS INC. (“Adviser”), and Metaurus Advisors LLC (“Sub-Adviser”).

WHEREAS, the Adviser has entered into an Investment Advisory Agreement with the Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), under which the Adviser is anticipated to provide advisory services to, among other series of the Trust, newly formed series of the Trust based on indexes licensed to the Adviser by the Sub-Adviser (each, individually, a “Fund” and collectively, the “Funds”).

WHEREAS, the Trust’s Board of Trustees and the Adviser desire to retain the Sub-Adviser to furnish investment advisory services to the Funds, and the Sub-Adviser has agreed to act in such capacity.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.    Appointment. The Adviser hereby appoints the Sub-Adviser to provide sub-advisory investment services to the Funds for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.    Delivery of Documents. The Adviser has furnished or will furnish to the Sub-Adviser with copies properly certified or authenticated of each of the following:

(a)    the Trust’s Declaration of Trust and all amendments thereto or restatements thereof (such Declaration of Trust, as presently in effect and as it shall from time to time be amended or restated, is herein called the “Declaration of Trust”);

(b)    the Trust’s By-Laws and all amendments thereto;

(c)    resolutions of the Trust’s Board of Trustees authorizing the appointment of the Sub-Adviser and approving this Agreement;

(d)    the Trust’s Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (the “SEC”) and all amendments thereto;

(e)    the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”) (File No. 333-201530) and under the 1940 Act (File No. 811-23024), as filed with the SEC and all amendments thereto insofar as such Registration Statement and such amendments relate to the Funds; and

(f)    the Trust’s most recent prospectus and Statement of Additional Information relating to the Funds (such prospectus and Statement of Additional Information, as presently in effect, and all amendments and supplements thereto, are herein collectively called the “Prospectus”).

The Adviser will furnish the Sub-Adviser from time to time with copies of all amendments of or supplements to the foregoing as soon as commercially practicable.

3.    Management. Subject to the supervision of the Trust’s Board of Trustees and the Adviser, the Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, all assets of the Funds and place all orders for the purchase and sale of securities, all on behalf of the Funds. In the performance of its duties, the Sub-Adviser will satisfy its fiduciary duties to the Funds, will monitor each Fund’s investments, and will comply with the provisions of the Trust’s Declaration of Trust and By-Laws, as amended from time to time, and the stated investment objectives, policies and restrictions of the Funds as contained in the Prospectus. The Sub-Adviser and the Adviser will make their officers and employees available to the other from time to time at reasonable times to review investment policies of the Funds and to consult with each other regarding the investment affairs of the Funds. The Sub-Adviser will report to the Trust’s Board of Trustees and the Adviser with respect to the implementation of such program.

    The Sub-Adviser further agrees that it:

(a)    will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

(b)    will conform with all applicable U.S. rules and regulations pertaining to its investment advisory activities;

(c)    will place orders pursuant to its investment determinations for the Funds either directly with the issuer, with any regulated broker, dealer or other counterparty, or through any regulated trading venue. The Sub-Adviser will place orders for the purchase or sale of securities at such prices and commission rates as are consistent with its obligation to seek best execution of such transactions as such term is reasonably understood under the Investment Advisers Act of 1940 (“Advisers Act”). Where the Sub-Adviser places orders for the purchase or sale of securities for the Funds, in selecting brokers or dealers to execute such orders, the Sub-Adviser is expressly authorized to consider the fact that a broker or dealer has been or will be furnishing research or other information or services which assist the Sub-Adviser’s performance of its investment decision-making responsibilities generally, provided that the commission cost is reasonable in relation to the brokerage and research services provided. Compensation received by the Sub-

Adviser pursuant to this Agreement shall not be reduced by any benefits received by the Sub-Adviser pursuant to this section. The Sub-Adviser may direct brokerage to whomever it deems appropriate consistent with the foregoing. In no instance will portfolio securities be purchased from or sold to the Adviser or any of its affiliated brokers or dealers, the Sub-Adviser or any affiliated person of either the Trust, the Adviser or the Sub-Adviser, except as may be permitted under the 1940 Act;

(d)    will report regularly to the Adviser and to the Trust’s Board of Trustees and will make appropriate persons available for the purpose of reviewing with representatives of the Adviser and the Trust’s Board of Trustees on a regular basis at reasonable times the management of the Funds, including, without limitation, review of the general investment strategy of the Funds, the performance of the Funds in relation to standard industry indices, interest rate considerations and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by the Adviser or the Trust’s Board of Trustees (including, without limitation, with respect to benefits obtained from brokerage);

(e)    will maintain books and records with respect to the Trust’s securities transactions and will furnish the Adviser and the Trust’s Board of Trustees such periodic and/or special reports as the Adviser or the Trust’s Board of Trustees may reasonably request;

(f)    will act upon instructions from the Adviser regarding the services provided pursuant to Section 3 that are not inconsistent with its fiduciary duties hereunder;

(g)    will treat confidentially and as proprietary information of the Trust all such records and other information relative to the Trust maintained by the Sub-Adviser, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

Notwithstanding anything to the contrary in this Agreement, Sub-Adviser may disclose any information in its possession to any banking, financial, securities or similar supervisory or regulatory authority having jurisdiction over the receiving party or its representatives without notice of any kind, provided that such request does not specifically target the Trust, Adviser, or the Confidential Information;

(h)    will receive the research and recommendations of the Adviser with respect to the investment and reinvestment of the assets of the Funds; and

The Trust and the Adviser agree that the Sub-Adviser shall not advise or act for the Trust or the Adviser in any legal proceedings, including bankruptcies or class actions, involving securities held or previously held by the Funds or the issuers of such securities.

4.    The Adviser’s Duties. The Adviser shall continue to have responsibility for all other services to be provided to the Funds pursuant to its Investment Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement. The Adviser shall also retain direct portfolio management responsibility with respect to any assets of the Funds that are not allocated by the Adviser to the portfolio management of the Sub-Adviser.
5.    References to the Sub-Adviser. During the term of this Agreement, the Adviser agrees to furnish to the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to stockholders, sales literature or other material prepared for distribution to sales personnel, shareholders of the Funds or the public, which refer to the Sub-Adviser or its clients in any way (collectively, “Marketing Materials”), prior to use thereof and not to use such material if the Sub-Adviser reasonably objects in writing within five business days (or such other time as may be mutually agreed upon) after receipt thereof. Sales literature may be furnished to the Sub-Adviser hereunder as set forth in Section 16 (Notices), below, by first-class or overnight mail, or via email.
6.    Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s reasonable request. The Sub-Adviser further agrees to maintain the records required to be maintained by subsections (b)(1), (b)(5), (b)(9), (b)(10), (b)(11), (e) and (f) of Rule 31a-1 under the 1940 Act and preserve them for the periods prescribed by Rule 31a-2 under the 1940 Act.
7.    Expenses. During the term of this Agreement, and unless agreed to specifically in writing otherwise, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement. The Funds shall pay for the cost of purchasing, holding, selling or exchanging securities or other assets for the Funds (including, without limitation, brokerage commissions, custodial fees and expenses and stamp duties, if any).
8.    Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee, accrued daily and payable monthly, in accordance with Schedule A hereto (the “Sub-Advisory Fee”).
9.    Services to Others. Trust and Adviser understand that Sub-Adviser performs investment management services for other account and clients and will continue to do so, including, without limitation, currently acting, and may in the future act, as a commodity pool operator (“CPO”), commodity trading adviser (“CTA”), and/or an investment adviser to fiduciary and other managed accounts, and a CPO, CTA, investment adviser, sub-investment adviser, licensor, and/or administrator to, without limitation, other investment companies, collective investment schemes, mutual funds, private funds, commodity pools, exchange-traded products, and other accounts, products, and clients. The Adviser has no objection to the Sub-Adviser’s acts in such capacities, provided that whenever the Funds and one or more other investment companies, pools or accounts advised by the Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a manner believed by the Sub-Adviser to be equitable and consistent with its fiduciary obligations to the Funds and such other investment entities. The Adviser recognizes, and has advised the Trust’s Board of Trustees, that in some cases this procedure may adversely affect the size of the position that the Funds may obtain in a particular security. In addition, the Adviser understands, and has advised the Trust’s Board of Trustees, that the persons employed by the Sub-Adviser to assist in performing the Sub-Adviser’s duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of the Sub-Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature. Trust and Adviser agree that Sub-Adviser may give advice or take action with respect to any of its other account and/or clients that may differ from advice given, or the timing or nature of action taken, with respect to the Funds, so long as it is Sub-Adviser’s policy, to the extent practical, to allocate investment opportunities to the Funds over a period of time on a fair and equitable basis relative to other similarly situated clients and accounts. Subject to its fiduciary duties, Sub-Adviser may give advice and take action with respect to any of its other clients and accounts or for the accounts of Sub-Adviser or its partners, officers, employees or other affiliates that may differ from advice given or the timing or nature of action taken with respect to the Funds. Sub-Adviser may, from time to time, come into possession of material nonpublic and other confidential information and may be prohibited from improperly disclosing or using such information for its benefit or for the benefit of any other person, including the Funds.
10.    Limitation of Liability. The Adviser will not take any action against the Sub-Adviser to hold the Sub-Adviser liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the performance of the Sub-Adviser’s duties under this Agreement, except a loss resulting from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of duties under this Agreement, or reckless disregard of the obligations and duties under this Agreement.
11.    Indemnification and Liability.
(a)    The Adviser and the Sub-Adviser each agree to indemnify, defend, and hold harmless the other and its affiliates, and their respective officers, directors, partners, managers, employees and authorized agents from and against any and all claims, damages, liabilities, losses, costs and expenses, including reasonable attorneys’ fees and costs (“Losses”), that such party and its affiliates and their respective officers, directors, partners, employees and authorized agents may suffer, which arise out of, result from, are based upon, or relate to (a) any untrue statement of a material fact contained in the Prospectus or any Marketing Materials or the omission or alleged omission from the Prospectus or any Marketing Materials of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the parties’ performance of services under this Agreement and which are caused by the breach of any representation or warranty made hereunder by such party, provided, however, that no indemnity shall be provided under this Section 11(a) in respect of any Losses attributed to (x) any untrue statement of a material fact contained in the Prospectus or any Marketing Materials or the omission or alleged omission from the Prospectus or any Marketing Materials of a material fact required to be stated therein or necessary to make the statements therein not misleading that is made or otherwise contributed to in material part by the purported indemnified party, or (y) said indemnified party’s performance of services under this Agreement, where said untrue statement, material omission or failure to properly perform services was the result of the indemnified party’s gross negligence or reckless disregard of its duties under this Agreement This Section shall survive any termination of this Agreement.
(b)    Sub-Adviser will not have breached any obligation to the Trust or the Adviser and will incur no liability from losses in any way related to: (i) the actions of the Trust or the Adviser; (ii) following the directions of the Trust or Adviser, or Sub-Adviser’s failure to follow unlawful or unreasonable directions of the Trust or the Adviser; (iii) any act or omission of the Custodian or other agent of the Trust or Adviser except any omission undertaken or omitted pursuant to and in accordance with the instructions of the Sub-Adviser; or (iv) force majeure or other events beyond the control of Sub-Adviser, including, without limitation, any failure, default or delay in performance resulting from computer failure or breakdown in communications not reasonably within the control of Sub-Adviser.
(c)    For the avoidance of doubt, in fulfilling their respective duties hereunder, the Adviser and Sub-Adviser shall be entitled to receive and act upon the advice of counsel to the Trust , or such counsel as the Adviser and the Sub-Adviser may agree upon, with respect to all matters hereunder, and the Adviser and Sub-Adviser shall be without liability for any action reasonably taken or omitted pursuant to such advice.
(d)    Certain federal or state securities or other laws may impose liabilities under certain circumstances on persons who otherwise act in good faith, and nothing in this Agreement constitutes a waiver or limitation of any rights that the Trust or Adviser may have under any such applicable federal or state laws whose applicability is not permitted to be contractually waived.
12.    Duration and Termination. This Agreement shall become effective as to the Funds as of the effective date of the Trust’s Registration Statement for the Funds, provided that this Agreement has been approved by (i) the vote of a majority of those members of the Trust’s

Board of Trustees who are not parties to this Agreement nor “interested persons” of the Trust, the Sub-Adviser or the Adviser, cast in person at a meeting called for the purpose of voting on such approval, and (ii) the vote of a majority of the outstanding voting securities of the Funds. This Agreement shall remain in effect with respect to the Funds for a period of three (3) years from its effective date, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect with respect to the Funds thereafter for successive periods of twelve (12) months so long as such continuation is specifically approved at least annually by (a) the vote of a majority of those members of the Trust’s Board of Trustees who are not parties to this Agreement nor “interested persons” of the Trust, the Sub-Adviser or the Adviser, cast in person at a meeting called for the purpose of voting on such approval, and (b) either (i) the Trust’s Board of Trustees or (ii) the vote of a majority of the outstanding voting securities of the Funds.
Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Trust’s Board of Trustees or by the vote of a majority of the outstanding voting securities of the Funds, upon sixty (60) days’ prior written notice to the other parties, or by the Adviser or the Sub-Adviser if either the Adviser or the Sub-Adviser shall materially breach this Agreement and Adviser or Sub-Adviser has been provided written notice and where such breach remains uncured for a period of sixty (60) days following such notice. In the event that the Trust terminates the Investment Advisory Agreement, this Agreement shall terminate concurrently with such termination. Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty, on at least sixty (60) days’ prior notice to Adviser. This Agreement will immediately terminate in the event of its assignment.
In the event this Agreement is terminated on a day other than the last day on which Sub-Adviser’s Sub-Advisory Fee is determined, then (a) Sub-Adviser shall be entitled to a prorated Sub-Advisory Fee through the date of termination in the event Sub-Advisory Fees are calculated and paid in arrears, and (b) Sub-Adviser shall be obligated to refund or return to the Adviser a prorated amount of its Sub-Advisory Fee through the date of termination in the event Sub-Advisory Fees are calculated and paid in advance.
As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested persons” and “assignment” have the same meaning of such terms in the 1940 Act.
13.    Amendment of this Agreement. This Agreement may be amended by the parties only if such amendment is in writing executed by each party hereto and, to the extent required by the 1940 Act or the rules or regulations thereunder (unless an exemptive or other relief granted by the Securities and Exchange Commission or its staff apply), approved by (i) the vote of a majority of those members of the Trust’s Board of Trustees who are not parties to this Agreement nor “interested persons” of the Trust, the Sub-Adviser or the Adviser, cast in person at a meeting called for the purpose of voting on such approval, and (ii) the vote of a majority of the outstanding voting securities of the Funds.

14.    Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the investment and management of the Funds, and hereby supersedes any prior agreement by the parties hereto.
15.    Miscellaneous.
(a)    Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
(b)    This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors and will be governed by the laws of the State of Delaware, without application of the principles of conflicts of laws. provided that nothing in this Agreement will be construed in any manner inconsistent with the Investment Company Act, Advisers Act or any rule or regulation of the SEC thereunder. Any action related to or arising out of or in connection with this Agreement, or Manager’s management of the assets in the Account, shall be brought only in a federal or state court located in Kent County, Delaware, and each party hereby waives any defense of improper venue, inconvenient forum or other related defense in any such action brought in any such court.
(c)    Survival. Any termination of this Agreement shall not however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms, including, without limitation, Sections 3(g), 6, 10, 11, 13, 15(b), 15(d)-(g), and 16.
(d)    Severability. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.
(e)    Risk Acknowledgment. Sub-Adviser will use its best judgment and good faith efforts in rendering services to the Funds. Sub-Adviser’s investment selections on behalf of the Funds shall not constitute legal or tax advice, analysis or opinion. The Trust and Adviser acknowledge that none of the Funds is intended to be a diversified portfolio. The activity in the Funds will involve the use of derivative instruments including, without limitation, futures and options, all of which involve inherent leverage and a high degree of risk. Sub-Adviser does not guarantee future performance or any specific performance, success of its investment decision or strategy, or success of Sub-Adviser’s overall management of the Funds. The Trust and Adviser understand that investment decisions by Sub-Adviser are subject to various market, economic, political, and business risks, and will not always be profitable. Sub-Adviser will provide advice only with respect to the securities, cash, and other investments held in Funds and, in making recommendations for the Funds, Sub-Adviser will not consider any other securities, cash or other investments owned by Trust. Except as otherwise provided by law or herein, Sub-Adviser will not be liable to the Trust, the Adviser or the Funds for (a) any loss that the Funds may suffer by reason of any investment decisions made or other action taken or omitted in good faith by Sub-Adviser with a degree of care, skill, prudence, and diligence under the circumstances that a prudent person acting in a fiduciary capacity would use; (b) any loss arising from Sub-Adviser’s adherence to Adviser’s or Trust’s written or oral instructions or restrictions; or (c) any act or failure to act by administrator or custodian for the Funds, or by any other third party.
(f)    Cooperation. All parties agree to cooperate fully and in good faith with any reasonable request by the other party to respond to any regulatory audit, investigation or inquiry, or legal action related to any of the activities contemplated by this Agreement and shall make its books and records relevant to services under this Agreement available during normal business hours. If any party requires or reasonably believes it needs copies of any records of the other party to respond to any regulatory inquiry or claim or suit from any individual or entity, the party from whom the records are requested shall supply copies of such records in a timely manner. Each party shall make its records relating to services under this Agreement reasonably available to any regulatory authorities, or in any judicial or arbitration proceeding involving another party if said records are the subject of a formal, specific request by such other party. In the foregoing circumstances, the requesting party shall bear all reasonable costs involved with copying and delivering such records.
(g)    If any provision of this Agreement is or should become inconsistent with any law or rule of any governmental or regulatory body having jurisdiction over the subject matter of this Agreement or the parties hereto, the provision will be deemed to be rescinded or modified to the extent required (but only to the extent required) to be consistent with any such law or rule. In all other respects, this Agreement will continue and remain in full force and effect.
16.    Notices. All notices under this Agreement shall be given in writing and shall be deemed to have been given and received on the date on which the notice is personally delivered, or, if sent by email, on the date of an email acknowledgment, or, if mailed, on the next business day after which it is deposited with a nationally-recognized express delivery service for next day delivery or the third business day after the date on which it is deposited in the United States mail, if mailed to the attention of the person at the following address, or at such other address(es) as may be designated by notice from such party to all other parties listed below:

(a)    If to Adviser:

Pacer Advisors, Inc.
500 Chesterfield Parkway
Malvern, PA 19355

With copies to:

Bruce Kavanaugh, Vice President
bruce.kavanaugh@pacerfinancial.com

John Ramírez, Counsel
john.ramirez@practus.com

(b)    If to Trust:

Pacer Funds Trust
500 Chesterfield Parkway
Malvern, PA 19355

Bruce Kavanaugh
bruce.kavanaugh@pacerfinancial.com

John Ramírez, Counsel
john.ramirez@practus.com

(c)    If to Sub-Adviser:

Metaurus Advisors LLC
22 Hudson Place, 3rd Floor
Hoboken, NJ 07030
201-683-7979
operations@metaurus.com

With copies to:

Richard P. Silva, Jr., Senior Managing Director
rsilva@metaurus.com

Ari Burstein, General Counsel
aburstein@metaurus.com

Adam Wan, Head of Operations
awan@metaurus.com

Sub-Adviser may rely upon any written notice from any person reasonably believed by it to be a genuine and authorized representative of Adviser.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PACER FUNDS TRUST

By:    _/s/ Sean E. O’Hara____________
Name:    Sean E. O’Hara
Title:     Principal Financial Officer

PACER ADVISORS INC.

By:    __/s/ Sean E. O’Hara _________
Name:    Sean E. O’Hara
Title:    Director
METAURUS ADVISORS LLC

By:    _/s/ Donald M. Callahan________
Name:     Donald M. Callahan
Title:     Chief Financial Officer

SCHEDULE A

The effective date of the Investment Sub-Advisory Agreement to which this Schedule A is attached, is March 10, 2021.

The Sub-Advisory Fee shall be calculated as follows:

As set forth in further detail in the attached Schedule B, Pacer Advisors Inc. (“Adviser”) shall pay 50% of the “Net Profits” of each Fund, as defined below, to Metaurus Advisors LLC (“Sub-Adviser”).

Net Profits of a Fund shall equal the amount of the Management Fees (as defined in the Prospectus) of each Fund less the sum of: (i) a distribution fee of 0.10% (10 bps) of such Fund’s AUM1; and (ii) the Fund’s fees and expenses as detailed in Schedule B (“Included Expenses”).

In the event that any Fund’s Net Profits calculation is a negative amount, such net losses shall be borne wholly by the Adviser, and not shared with the Sub-Adviser in any way.

The Sub-Adviser will not be directly liable for any Fund-related expenses unless agreed to separately by the parties in writing. Adviser will notify Sub-Adviser promptly (i) of any changes in the expense categories or any material increase in the estimated expenses outlined in Schedule B; and (ii) if payment of any Included Expense is made to an affiliate, subsidiary, employee, officer or director of Adviser, or any other “interested person.”
1 “AUM” means the total assets under management for a Fund that the Sub-Adviser provides sub-advisory investment services under this Investment Sub-Advisory Agreement.

SCHEDULE B

PROJECTED FEES AND EXPENSES (“INCLUDED EXPENSES”)
(subject to change as set forth in Schedule A)

[ ]

*    *    *    *    *

NET PROFITS CREDIT

[ ]